Exhibit 26(q)(ii)

Amendment to ITR Memorandum

AMENDMENT TO DESCRIPTION OF ISSUANCE, TRANSFER

AND REDEMPTION (“ITR”) PROCEDURES FOR INDIVIDUAL FLEXIBLE

PREMIUM VARIABLE LIFE INSURANCE POLICIES

ISSUED BY

LIFE INVESTORS INSURANCE COMPANY OF AMERICA

Effective October 2, 2008, all references to Life Investors Insurance Company of America, in the ITR Memorandum for the Policy, which is included in the registration statement for the Policy (as previously filed with the Securities and Exchange Commission on December 23, 1999, in the Initial Registration Statement on Form S-6 of Life Investors Variable Life Account A (File No. 333-93567), will now be to Transamerica Life Insurance Company. All other terms of the ITR memorandum remain in effect as stated therein.